Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
InnerLight Holdings, Inc.
867 East 2260 South
Provo, UT 84606

Gentlemen:

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated July 9, 2008 relating to the financial statements of InnerLight Holdings, Inc. which is contained in that Prospectus.

We also consent to the reference to us and our Audit Report under the captions “Summary Financial Information” and  “Experts” in the Prospectus.

/s/ Linda Walden, CPA
Walden Certified Public Accountant, P.A.
Sunny Isles, Fl
Dated: November 10 , 2008